Exhibit 99.2

Inland Western Retail Real Estate Trust, Inc.

Frequently Asked Questions

As of March 31, 2009:

Total Assets	$7,446,888,000
Properties	304
Located in	38 states

Our primary focus is to manage Inland Western during these challenging times in order to ensure our long-term strength.  An astute management team intends to stay true to its business strategy, but plans for the future and adapts its objectives accordingly.  Inland Western has over $1 billion in debt coming due in 2009 and given the current recession with its capital constraints, businesses are competing for limited resources.  Although we believe we have strategically structured our existing debt in a manner beneficial to securing replacement financing for our upcoming maturities, the debt markets are extremely difficult.  For these reasons, cash conservation is of the utmost importance for our company.

Our executive management team and board of directors remain focused on the preservation of capital and long-term stockholder value.   We assure you that our careful and conservative business decisions always incorporate what we believe is best for our stockholders.

Given the current state of the economy, is my investment in Inland Western safe?

We are not without challenges in the coming year.  Our focus has shifted from rent growth to managing occupancy in our portfolio.  We believe that our properties remain a leading choice for tenants; however, we will continue to experience stress in our portfolio in the form of store closings, tenant evictions, collection issues and requests for rent relief.   We have over $1 billion of debt to refinance in 2009, and if the credit markets do not thaw, resulting in more lenders having available cash, we will be in competition with all the other companies looking to refinance debt.   For full details, our annual report may be found on our website, www.inlandwestern.com.  Although we cannot make any guarantees, we are committed to preservation of your capital.

What is the primary issue facing Inland Western?

The primary issue facing Inland Western is a need for cash, for two specific reasons:

Managing occupancy across the portfolio is critical as three former, large, national tenants, Mervyn’s, Linens ‘n Things and Circuit City have liquidated and are no longer paying rent.  Re-leasing these vacant spaces requires cash to fund property improvements for the new tenants.   We are encouraged that the extraordinary efforts of our property management team are starting to produce increased leasing activity.

We have approximately $1 billion in debt coming due this year.  Our debt is predominantly non-recourse and we have individual property loans averaging approximately $14 million per loan that must be refinanced.  Although we are leveraged at approximately 55% of our assets’ original cost, most lenders today are struggling with asset valuations and are requiring additional equity to be contributed to each asset in order to refinance the properties.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com

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Why did the ERISA value of my shares go from $10 to $8.50?

Qualified plans are required to report account values on an annual basis under the Employee Retirement Income Security Act (ERISA).  Solely for the purposes of ERISA, as of December 31, 2008, the board of directors estimated the ERISA value of shares of Inland Western at $8.50 per share, which reflects, among other things, the impact of recent adverse trends in the economy and the real estate industry.  The annual statement of estimated value is based on the estimated value of each share of common stock as of the close of our fiscal year.

As with all non-traded real estate investment trusts (“REITs”), there is no established public trading market for our shares of common stock and this estimated value may not reflect the actual market value of shares on any given date; and there can be no assurances that stockholders would receive $8.50 per share for their shares if any such market did exist, that the estimated value reflects the price or prices at which our common stock would or could trade if it were listed on a national stock exchange or included for quotation on a national system, or that stockholders will be able to receive such amount for their shares at any time in the future.

Why did you lower the distribution rate and move to a quarterly distribution?

The distribution rate was reduced and moved from a monthly to a quarterly distribution in order to conserve cash for the purpose of paying down debt and placing new tenants in currently vacant space.  Cash conservation is crucial to protecting our investment fundamentals.  Real estate investment trusts (REITs) are required to distribute no less than 90% of taxable income.  In 2008, 267% of our taxable income was distributed to stockholders.  By reducing the distribution payout level to 90% of our taxable income, an additional $200 million would have been available to assist with the refinancing of over $1 billion of debt in 2009, as well as other corporate matters.  The board believes that this is the prudent course of action to preserve stockholder capital and ensure long-term strength.

Quarterly distributions declared will be payable subsequent to the end of each quarter and will be at the discretion of the board of directors and may differ quarter to quarter.  The letter containing distribution declarations will be filed with the Securities and Exchange Commission (“SEC”) and available on our company website, www.inlandwestern.com under Investor Relations/SEC filings.  The board of directors will consider several factors in its determination, including but not limited to the sources and availability of capital, current rental revenues, operating and interest expenses, loan agreement limitations, and the ability of the company to refinance near-term debt.

How can I sell my shares of Inland Western through the Inland Western Share Repurchase Program?

The Inland Western Share Repurchase Program has been suspended until further notice.  Thus, we are unable to honor any requests at this time.

Why was the Share Repurchase Program (“SRP”) suspended?

Non-traded REITs are considered less liquid investments than traded REITs and are longer term investments that are not subject to the daily volatility of the stock markets.  Non-traded REITs are designed to have stockholders invest in the fund until the REIT has a liquidity event such as a listing, merger or sale.  The SRP is a feature that was intended to provide limited, interim liquidity for stockholders and was not designed to accommodate the widespread redemption requests received at the end of 2008 fueled by unprecedented economic times.

Inland Western’s SRP is limited to 5% of the weighted average number of shares outstanding from the prior year.  The 5% limitation, outlined in our prospectus, was reached for the 2008 calendar year on October 22, 2008.  The board of directors voted to suspend the SRP until further notice, effective November 19, 2008.  In the past, the volume of redemption requests in any given year did not exceed the 5% limitation. The board of directors believes that suspending the SRP is the appropriate course of action to take in order to utilize those funds for general corporate matters and debt refinancing efforts.  The board of directors will continue to evaluate the status of the program.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com

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Is the Distribution Reinvestment Plan (“DRP”) still available?

Yes, the DRP is still available.  Participation in the DRP was not impacted by the suspension of the Share Repurchase Program. Inland Western provides stockholders with an opportunity to purchase additional shares through the DRP.  Effective March 1, 2009, distributions may be reinvested to acquire additional shares at a price of $8.50 per share. Stockholders may begin or terminate participation in the DRP at any time by completing the Inland Western Change of Distribution Election Form which is available on our website, www.inlandwestern.com, under Investor Relations/Stockholder Information/Forms.

Can I stop reinvesting my distribution?

Yes, your distribution election may be changed at any time by completing the Inland Western Change of Distribution Election Form which is available on our website, www.inlandwestern.com, under Investor Relations/Stockholder Information/Forms.  With such form, stockholders may also elect to have their distribution checks electronically deposited or mailed directly to a third party institution, such as a bank account or mutual fund.  If your investment is held in an IRA or another type of custodial account, the custodian’s signature is required to make any change to your distribution option.

When will Inland Western have a liquidity event?

There is no way of knowing in the present environment when Inland Western will have a liquidity event.  The board of directors will proceed to position Inland Western for a liquidity event in the future, as it believes market conditions and other circumstances may warrant, whether it be a listing of our shares on a national exchange, a merger, or sale of our assets.

What do you think the next 12-24 months look like?

2009 will not be an easy year.  As we look ahead, it is difficult to predict when the economic crisis will begin to show signs of improvement.  Indeed, several believe it may get tougher before it gets easier.  Please be assured that every decision we make is designed to enable us to execute on our long-term strategy and preserve stockholder capital.

If you have any questions about your investment, please contact your financial advisor or

Inland Western Investor Relations at 800.541.7661.

Statements and other information contained in this Frequently Asked Questions  which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in Inland Western’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com

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